Exhibit 10.11
FGL Holdings
4th Floor, Boundary Hall
Cricket Square
Grand Cayman
Cayman Islands KY1-1102
June 1, 2020

Blackstone ISG-I Advisors L.L.C.
345 Park Avenue
New York, New York 10154
Email: jeffrey.iverson@blackstone.com
Attn: Jeffrey Iverson, Esq.
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Email: mgravelle@fnf.com
Attn: General Counsel
Amended and Restated Sub-Manager Fee Agreement
Ladies and Gentlemen:
Reference is made to the Investment Management Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Investment Management Agreements”) between FGL Holdings, a Cayman Islands exempted corporation (“FGL”), and/or certain of its current or future subsidiaries (individually, a “Company” and collectively, the “Companies”), and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and a wholly owned subsidiary of The Blackstone Group Inc. (“Blackstone”). This Amended and Restated Sub-Manager Fee Agreement letter agreement amends and restates in its entirety that certain Sub-Manager Fee Agreement” letter agreement, dated December 31, 2019, by and between FGL Holdings and the Investment Manager.
From time to time, the Investment Manager and Sub-Managers (including Sub-Managers affiliated with or not affiliated with Blackstone or the Investment Manager) have entered into, will enter into or desire to enter into sub-management arrangements in accordance with one or more of the foregoing Investment Management Agreements pursuant to which the Investment Manager will pay such Sub-Managers management fees, be responsible for certain expenses (to the extent not paid by the applicable Company) of such Sub-Managers and indemnify such Sub-Managers in certain circumstances.

Pursuant to and in consideration of the benefits derived by the Companies from the applicable Investment Management Agreements with the Investment Manager and from the engagement by the Investment Manager of one or more Sub-Managers, FGL, on its own behalf and as the parent company of each Company, is entering into this Amended and Restated Sub-Manager Fee Agreement (this “Agreement”) with the Investment Manager and, solely for the purposes of Section 3 hereof, Fidelity National Financial, Inc. (“FNF”), as follows:
1.Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Investment Management Agreement.
2.Sub-Management Fees. To the extent that Investment Manager has paid or is obligated to pay Sub-Management Fees and any other fees, expenses or other amounts to any Sub-Manager in respect of any Account (without duplication of any amounts owed under Sub-Manager arrangements and paid by the Company under the Investment Management Agreement), FGL shall pay, or cause to be paid, on behalf of the Investment Manager, or reimburse the Investment Manager for, such Sub-Management Fees and any other fees, expenses or other amounts. For purposes of this Agreement, effective as of January 1, 2020, the Sub-Management Fees shall be calculated in accordance with Exhibit B attached hereto (as may be amended or supplemented from time to time by prior written notice from the Investment Manager to FGL if necessary due to a delegation by the Investment Manager to a Sub-Manager pursuant to the Investment Management Agreement).
3.Run-Off Fees. In consideration of the ongoing obligations of the Investment Manager with respect to the assets selected, monitored or otherwise managed by Sub-Managers that are affiliates of the Investment Manager, each of FNF and FGL covenants and agrees that, until the termination of the applicable Investment Management Agreement, in the event of the termination of any such Sub-Manager that is managing assets under such Investment Management Agreement, the provisions of Section 2, above shall remain in full force and effect with respect to the assets held in any sub-account managed by such applicable Sub-Manager as of the effective date of its termination, to the extent such assets remain unliquidated. FGL shall continue to pay, or cause to be paid, or reimburse any such Sub-Manager for, the full amount of Sub-Management Fees and any other fees, expenses or other amounts charged on such assets, and so long as such Sub-Manager continues to provide, or FGL has requested that Sub-Manager not provide (in which case FGL shall continue to be responsible for such fees, expenses and other amounts), services with respect to the monitoring and review of, and analyzing the progress of, unliquidated assets on the same terms (including management fee or sub management fee terms) as set forth in the sub-manager agreement applicable to such Sub-Manager in effect as of the effective date of termination of such Sub-Manager.
4.Payments. Any amount payable by FGL hereunder will be paid to the Investment Manager or a party designated by the Investment Manager within ten (10) business days following receipt by FGL of an invoice for such amount, detailing the calculation of such amount. FGL shall have the option, at its sole discretion, to cause FGL US Holdings Inc., on behalf of FGL, to make any payments or reimbursements due by FGL hereunder.

5.Governing Law; Submission to Jurisdiction. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any principles of conflicts of laws principles of such State that would provide for the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any dispute arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such dispute shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court. Any such dispute may and shall be brought in such courts and each of the parties hereto irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient court and shall not plead or claim the same.
6.Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.
7.Assignment; Successors; Waivers. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 7 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach. Notwithstanding the foregoing, the parties hereto acknowledge and agree that each Sub-Manager entering into a sub-manager arrangement with the Investment Manager with respect to the Account while the Investment Management Agreement remains in full force and effect shall be an express third-party beneficiary of this Agreement.

8.Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.
9.Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.
If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.
[Remainder of page intentionally left blank; signature pages follow]

Sincerely,

FGL HOLDINGS

By:	Eric L. Marhoun
Name: Eric L. Marhoun
Title: General Counsel and Secretary

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:	/s/ Jeffrey Iverson
Name: Jeffrey Iverson
Title: Chief Compliance Officer and General Counsel

FIDELITY NATIONAL FINANCIAL, INC. (solely for the purposes of Section 3)

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary
[Signature Page to Amended and Restated Sub-Manager Fee Agreement]

Exhibit A
Investment Management Agreements
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between FGL Holdings and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Front Street Re (Cayman) Ltd. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between F&G Reinsurance Ltd (f/k/a Front Street Re Ltd) and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between F&G Life Re Ltd (f/k/a F&G Re Ltd) and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.
•Any New Investment Management Agreements entered into between the Investment Manager and a Subject Company pursuant to Section 5(b) of the Amended and Restated Omnibus Investment Management Agreement Termination Side Letter, dated as of the date hereof, by and among FGL Holdings, Blackstone ISG-I Advisors L.L.C. and Fidelity National Financial, Inc. (solely for purposes of Section 5 thereof).
A-1

Exhibit B
Sub-Management Fee Exhibit
The applicable Sub-Management Fee shall be calculated in accordance with the following with respect to the applicable Sub-Manager and assets managed by such Sub-Manager. For the avoidance of doubt, the below Sub-Management Fees are on a per annum basis (provided that the timing and manner of sub-management fee calculations set forth in the applicable Sub-Manager Agreement shall remain in effect).
For purposes of calculating the Sub-Management Fee with respect to the applicable Sub-Manager, the ratings for the assets managed by such Sub-Manager shall be determined as of the last day of each applicable calendar quarter.
Sub-Management Fee applicable to Assets Managed by GSO Capital Advisors II LLC (“GSO”) and Blackstone ISF Advisors LP (“BISF”)

	Existing Sub-Management Fees	New Sub-Management Fees
CLO1 2
AAA-rated	0.4000%	0.2500%
AA-rated	0.4000%	0.2500%
A-rated	0.4000%	0.2500%
BBB-rated	0.4000%	0.4500%
BB Through Unrated	0.4000%	0.4500%
High Yield[3]
High Yield	0.3000%	0.4500%
BISF
BISF	N/A	0.4500%
1 Prior to the date hereof, the Sub-Management Fee rate applicable to certain legacy CLO assets sub-managed by GSO as previously identified to GSO in writing by the Investment Manager (the “Legacy CLO Portfolio”) was 0.2500% per annum. The Sub-Management Fee rate applicable to the Legacy CLO Portfolio shall continue to be 0.2500% per annum as previously agreed between GSO and the Investment Manager.
2 The minimum Sub-Management Fee rate payable to GSO for all CLO assets (excluding CLO assets comprising the Legacy CLO Portfolio) shall be 0.3300% per annum.
3 High Yield assets are those assets held in a Sub-Account designated for High Yield assets as designated by the Investment Manager and the applicable Company.

Sub-Management Fee applicable to Assets Managed by Blackstone Real Estate Special Situations Advisors L.L.C. (“BRESSA”)

CMBS
NAIC Rating	NRSRO Rating	Existing Sub-Management Fees	New Sub-Management Fees
NAIC 1	AAA	0.400%	0.250%
NAIC 1	AA	0.400%	0.250%
NAIC 1	A	0.400%	0.250%
NAIC 1	BBB	0.400%	0.450%
NAIC 1	BB & Below	0.400%	0.450%
NAIC 1	Non-rated	0.400%	0.450%
NAIC 2	BBB	0.400%	0.450%
NAIC 2	Non-rated	0.400%	0.450%
NAIC 3	BBB	0.400%	0.450%
NAIC 3	BB & Below	0.400%	0.450%
NAIC 3	Non-rated	0.400%	0.450%
NAIC 4	BB & Below	0.400%	0.450%
NAIC 5	Non-rated	0.400%	0.450%
NAIC 6	Non-rated	0.400%	0.450%

	Existing Sub-Management Fees	New Sub-Management Fees
RMBS
Agency RMBS	0.0875%	0.0875%
Non-Agency RMBS	0.400%	0.250%

Whole Loans
Commercial Mortgage Loans
CM1	N/A	0.250%
CM2	N/A	0.250%
CM3	N/A	0.450%
Stabilized Floating Rate WL	N/A	0.400%
Transitional Loans and Other Mezz	N/A	0.450%
Residential Whole Loans
Residential Transitional Loan	0.400%	0.400%
Single Family Residential/ Non-QM	0.400%	0.400%

Sub-Management Fee applicable to Assets Managed by Other Sub-Managers
Any other Sub-Management Fees and any other fees or expenses or other amounts owed to any other Sub-Manager shall be calculated in accordance with the applicable Investment Management Agreement and applicable sub-management agreement or agreements with such other Sub-Manager, subject to any regulatory, contractual or other requirements applicable to the particular Company.